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Contact: Charles A. Borgognoni
Corporate Communications
(201) 847-6651
E-mail: charles_borgognoni@bd.com

Contact: Michael Roth
GCI Group
(212) 537-8256
E-mail: mroth@gcigroup.com

Contact: Patricia Spinella
Investor Relations
(201) 847-5453
E-mail: patricia_spinella@bd.com

   BD Presents New Blood Glucose Monitoring Products and Announces Strategic
        Relationships with Medtronic MiniMed and Eli Lilly and Company

Franklin Lakes, NJ (January 8, 2003) - BD (Becton, Dickinson and Company) (NYSE:BDX) today introduced two new FDA-cleared blood glucose monitoring products, the BD Logic'TM' Blood Glucose Monitor and the BD Latitude'TM' Diabetes Management System, both of which will be available in the United States. As part of the new product launches, BD has entered into two separate and unrelated strategic relationships with industry leaders Medtronic MiniMed, the diabetes management business of Medtronic, Inc. (NYSE: MDT), and Eli Lilly and Company (Lilly) (NYSE: LLY) to increase its diabetes care market presence.

"We are very excited to unveil our new products that offer patients a less painful, more convenient solution to managing their blood glucose levels," said Edward J. Ludwig, Chairman, President and Chief Executive Officer of BD. "We believe these products set a new performance standard in the blood glucose monitoring industry. In addition, the strategic relationships we are announcing today with Medtronic MiniMed and Lilly, each leaders in their respective diabetes care markets, will significantly expand the reach of BD's new blood glucose products. Through these relationships, we also intend to pursue next-generation diabetes products."

The BD Logic'TM' Blood Glucose Monitor is a cutting edge meter with best-in-class strip technology, an easy-to-read display screen and large data capacity. The BD Latitude'TM' Diabetes Management System is the first fully integrated therapeutic diabetes device that contains a blood glucose monitor, lancing device, lancets, strips, and storage for an insulin pen and pen needles, all the tools needed to test and inject. Both the BD Logic'TM' Blood Glucose Monitor and the BD Latitude'TM' Diabetes Management System use the thinnest lancet available (33-gauge) to minimize pain and test strips that require only a minimal amount of blood (.3'u'L), and deliver accurate results in just 5 seconds.

Under the terms of the worldwide agreement, Medtronic MiniMed will distribute a co-branded version of the BD Logic'TM' Blood Glucose Monitor and BD'TM' strips through its global distribution channels. In addition, the companies will collaborate in the development of integrated systems that provide greater convenience for Medtronic MiniMed pump wearers, who represent the most frequent blood glucose testers.



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"This alliance enables us to better serve our customers today by offering a best-in-class monitor and strips, and will extend our leadership position in the future by developing integrated systems to simplify diabetes management," said Jeffery A. McCaulley, Vice President and General Manager, Diabetes, Medtronic MiniMed. "We believe product simplification will foster patient adherence, improving blood sugar control and overall health of diabetes patients."

Under the terms of the agreement with Lilly, Lilly will utilize its U.S. diabetes sales organization to provide targeted support for the market introduction of the new BD Latitude'TM' Diabetes Management System, and will help create awareness of the new product with healthcare professionals. There is no sharing of revenue between the companies. Lilly and BD also will jointly pursue future opportunities in diabetes disease management.

"Lilly is committed to improving the care and quality of life for people with diabetes and considers this relationship as an opportunity to advance these objectives," said Khoso Baluch, U.S. diabetes care business unit leader for Lilly.

A conference call regarding the new BD diabetes products and two agreements will be held on January 8, 2003 at 8:00 a.m. (EST). Investors and the general public are invited to listen via live webcast at www.bd.com. Following the conclusion of the call, a rebroadcast will be available until midnight on January 15, 2003 on BD's website or by calling 1-888-562-4432 in the U.S. or 1-402-530-7652 outside the U.S. No access code is needed.

BD is a medical technology company that serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. BD manufactures and sells a broad range of medical supplies, devices, laboratory equipment and diagnostic products. For the fiscal year ended September 30, 2002, BD reported total revenues of $4.033 billion.

This press release may contain certain forward-looking statements (as defined under Federal securities laws) regarding BD's performance, including future revenues, products and income, or events or developments that BD expects to occur or anticipates occurring in the future. All such statements are based upon current expectations of BD and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. Factors that could cause actual results to vary materially from any forward-looking statement include, but are not limited to: competitive factors; pricing and market share pressures; uncertainties of litigation; BD's ability to achieve sales and earnings forecasts, which are based on sales volume and product mix assumptions, to achieve its cost savings objectives, and to achieve anticipated synergies and other cost savings in connection with acquisitions; changes in regional, national or foreign economic conditions; increases in energy costs; fluctuations in costs and availability of raw materials and in BD's ability to maintain favorable supplier arrangements and relationships; changes in interest or foreign currency exchange rates; delays in product introductions; and changes in healthcare or other governmental regulation, as well as other factors discussed in this press release and in BD's most recent Form 10-K filed with the Securities and Exchange Commission. We do not intend to update any forward-looking statements.

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Company 'c' 2003 BD

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